Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-184292) on Form S-8 of CoreLogic, Inc. of our report dated June 15, 2017, with respect to the statements of net assets available for benefits of CoreLogic, Inc. 401(k) Savings Plan as of December 31, 2016 and 2015, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2016, appearing in this Annual Report (Form 11-K) of CoreLogic, Inc. 401(k) Savings Plan.

/s/ Moss Adams LLP
Irvine, California
June 15, 2017